Exhibit 10.2

CONDITIONAL RELOCATION STIPEND AGREEMENT

This Conditional Relocation Stipend Agreement (this “Agreement”) is entered into by and between Jason Cochran (“Employee”) and Sweetgreen, Inc. (the “Company”). This Agreement is effective as of the date it is fully executed by both parties (the “Effective Date”).
1. Purpose
The Company wishes to provide Employee with relocation support for Employee’s intended relocation to the Los Angeles, CA metropolitan area (“Los Angeles”) for purposes of residing closer to the Sweetgreen Support Center. This Agreement sets out the terms under which Employee may earn a Conditional Relocation Stipend, subject to Employee’s continued employment through the Retention Date and satisfaction of all conditions described below.
2. Conditional Relocation Stipend Amount
Employee’s total Conditional Relocation Stipend is Sixty Thousand Dollars ($60,000), which will be grossed-up to account for applicable federal and state taxes due at the time of payment, and which shall be reflected on Employee’s W-2. For the avoidance of doubt, “grossed-up” means that an additional amount will be added to Employee’s Relocation Stipend to cover the income taxes owed at the of payment; the grossed-up amount will be paid directly to the applicable taxing authorities on Employee’s behalf and not to Employee (the “Conditional Relocation Stipend”).
3. Payment of Conditional Relocation Stipend
Employee will notify the Company once Employee permanently relocates to Los Angeles (“Relocation Date”). Effective the Relocation Date, the Company will cease providing Employee with their current car allowance and within thirty (30) calendar days following the Relocation Date, subject to Section 9, advance and pay to Employee the full net amount of the Conditional Relocation Stipend in accordance with the Company’s standard payroll cycle (the “Payment Date”). The Company reserves the right to request documentation establishing Employee’s permanent relocation at any time, which may include utility bills, copies of leases, a mover’s invoice, and/or a signed statement attesting to the relocation. The Company has no obligation to pay the Conditional Relocation Stipend if Employee is not actively employed on the Payment Date.
4. Retention Date
To earn the Conditional Relocation Stipend, Employee must remain continuously employed by the Company from the Payment Date through the date that is one (1) year following the Payment Date (the “Retention Date”).
5. Earning the Conditional Relocation Stipend
(a) Full Vesting. If Employee remains continuously employed through the Retention Date, Employee will be deemed to have earned the entire Conditional Relocation Stipend and will have no repayment obligation.
(b) Pro-Rata Vesting upon Voluntary Resignation or Termination for Misconduct. If Employee voluntarily resigns or is terminated for misconduct (as defined in Section 1256 of the California Unemployment Insurance Code) before the Retention Date, Employee will have earned only the pro-

rata portion of the Conditional Relocation Stipend corresponding to each full calendar month of employment completed after the Payment Date. Employee must repay the unearned portion as set forth in Section 6.
(c) Full Vesting upon Termination Without Misconduct or Reduction in Force. If Employee is terminated for reasons not involving misconduct, or as a result of a company-wide or department-wide reduction in force, layoff, or elimination of Employee’s position, Employee will be deemed to have earned the entire Conditional Relocation Stipend and will have no repayment obligation.
6. Repayment of Unearned Stipend
If Employee is required to repay any portion of the Conditional Relocation Stipend under Section 5(b), the amount owed will equal the portion of the pro-rated gross Conditional Relocation Stipend attributable to the period between Employee’s separation date and the Retention Date, less any taxes already remitted by the Company on Employee’s behalf (the “Net Repayment Amount”).
Employee agrees to repay the Net Repayment Amount within thirty (30) calendar days of Employee’s last day of employment. Upon receipt of the Net Repayment Amount, the Company will issue a corrected W-2 or such other tax documentation as applicable law requires.
7. Failure to Repay; Costs and Attorneys’ Fees
If Employee fails to repay the Net Repayment Amount within thirty (30) calendar days of separation, the Company may pursue all available legal remedies to recover the amount owed. In any such proceeding, the Company shall be entitled to recover, in addition to the Net Repayment Amount, its reasonable costs and attorneys’ fees.
8. Option to Defer Payment
Employee may elect to defer receipt of the Conditional Relocation Stipend until Employee completes the Retention Date. If Employee makes this election, no repayment obligation will arise under any circumstances.
9. At-Will Employment
Employee’s employment with the Company is and remains at-will. Nothing in this Agreement (a) creates an employment contract, (b) guarantees employment or compensation for any specific period, or (c) limits the right of either party to end the employment relationship at any time, with or without cause or advance notice.
10. Entire Agreement
This Agreement, together with all exhibits and attachments hereto, constitutes the entire agreement between the parties with respect to the Conditional Relocation Stipend and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. No prior oral or written understandings regarding the subject matter of this Agreement shall have any legal effect, and neither party has relied on any representation, inducement, or promise not expressly set forth herein. Any modification to this Agreement must be in writing and signed by both parties after the Effective Date.
11. Severability

If any provision of this Agreement is found to be invalid or unenforceable, that provision will be severed from the remainder of the Agreement, which will continue in full force and effect.
12. Governing Law
This Agreement is made in, and will be governed by and construed in accordance with the laws of, the State of California, without regard to its conflict of laws principles.
13. Assignment
Employee may not assign or transfer any rights or obligations under this Agreement. The Company may assign this Agreement to any affiliate, successor, or acquirer without Employee’s consent.
14. No Strict Construction
This Agreement was negotiated by the parties and their respective advisors. No presumption or burden of proof will arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement.
15. No Waiver
A party’s failure or delay in exercising any right under this Agreement will not constitute a waiver of that right. A waiver granted on one occasion is limited to that instance and does not waive any right on any future occasion.
16. Counterparts; Electronic Signatures
This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signed copy transmitted by email or other electronic means has the same legal effect as an original signed copy.
17. Time to Review
Employee has been given no less than five (5) business days from receipt of this Agreement to review its terms, consider their rights and obligations, and consult with an attorney or other advisor of their choosing before signing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last signed below.

Sweetgreen, Inc.

/s/ Jonathan Neman	9/3/2026
Jonathan Neman	Date

/s/ Jason Cochran	9/4/2026
Jason Cochran	Date

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